EXHIBIT 99.1
For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Second Quarter 2007 Financial Results

Posts Positive Domestic and International Same Store Sales Gains

ANN ARBOR, Michigan, July 24, 2007: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter ended June 17, 2007. Management noted that, although it posted positive same store sales both domestically and internationally, the quarter’s earnings were significantly impacted by expenses associated with the Company’s recapitalization, which was completed in April 2007.

Highlights:

(dollars in millions, except per share data)	Second Quarter of 2007	Second Quarter of 2006	First Two Quarters of 2007	First Two Quarters of 2006
Revenues	$340.3	$327.7	$679.6	$675.4
Net income	$2.3	$24.5	$10.7	$50.7
Weighted average diluted shares	64,717,208	63,340,062	64,798,109	65,522,650
Diluted earnings per share, as reported	$0.04	$0.39	$0.17	$0.77
Items affecting comparability (see section below)	$0.24	$(0.05)	$0.49	$(0.04)

Diluted earnings per share, as adjusted	$0.28	$0.34	$0.65	$0.73

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Revenues were up 3.8% for the second quarter, due primarily to an increase in domestic distribution revenues, driven by higher food prices, primarily cheese, and to a lesser extent, higher domestic Company-owned store and domestic franchise revenues, driven by increases in same store sales.

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Net income was down 90.5% for the second quarter, driven primarily by the impact of the Company’s recapitalization, offset in part by domestic same store sales growth and continued strong performance in international operations.

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Diluted EPS was $0.04 on an as-reported basis for the second quarter, which reflected $0.24 per share of special items that affect comparability to the prior year period. As a result, diluted EPS on an as-reported basis was down $0.35 from the as-reported amount in the prior year period. However, excluding the effect of these special items, diluted EPS declined by $0.06, driven by higher interest expense related to increased debt levels as a result of the Company’s recapitalization. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

	Second Quarter of 2007	Second Quarter of 2006
Same store sales growth: (versus the prior year period)
Domestic Company-owned stores	+4.4%	(3.2)%
Domestic franchise stores	+1.8%	(5.2)%

Domestic stores	+2.1%	(4.9)%

International stores	+3.9%	+5.7%

Global retail sales growth: (versus the prior year period)
Domestic stores	+3.2%	(3.9)%
International stores	+15.3%	+11.5%

Total	+7.7%	+1.3%

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Domino’s Pizza: Q207 Earnings Release, Page Two

	Domestic Company-owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 25, 2007	570	4,559	5,129	3,265	8,394
Openings	4	12	16	66	82
Closings	(1)	(16)	(17)	(10)	(27)
Transfers	(6)	6	—	—	—

Store count at June 17, 2007	567	4,561	5,128	3,321	8,449

Second quarter 2007 net growth	(3)	2	(1)	56	55

Trailing four quarters net growth	(10)	35	25	234	259

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “We are pleased to report the sales momentum we created in our domestic system during the first quarter continued into the second quarter. The marketing and operational initiatives we implemented in our Team USA stores have been duplicated by many of our franchised stores over the past few quarters, and have helped drive the sales gains we are reporting today. And, we continue to benefit from the strong store growth and same store sales growth we have come to expect from our International division.”

Brandon continued: “Our positive sales momentum is particularly important at this time, as we are currently experiencing a challenging cost environment with labor, commodity and energy prices all rising in unison, putting a short-term strain on store margins. Although we have nearly 47-years of experience successfully managing through commodity pricing cycles and fluctuating cost pressures, the current situation is unique due to the number of significant cost increases we are incurring at one time. We believe these conditions will lead to a material price increase in the pizza category.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11a.m. (Eastern) to review its second quarter 2007 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight August 24, 2007 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 2473543. The web cast will be archived for 30 days on www.dominos.com.

California Legal Matter

A state of California regulation, which provides that employees are entitled to an unpaid 30-minute, duty-free meal period after working for five hours and a paid 10-minute rest period per four hours of work, has resulted in lawsuits affecting Domino’s Pizza and others in the restaurant sector. On June 10, 2003, Vega v. Domino’s Pizza LLC was filed, in Orange County Superior Court, alleging that Domino’s Pizza failed to provide meal and rest breaks to employees. Employers who fail to provide a meal or rest period “shall pay the employee one additional hour of pay” for each work day that the period is not provided. A central issue in the case has been whether “one additional hour of pay” constitutes a wage subject to a three-year statute of limitations, or a penalty subject to a one-year statute of limitations. On April 16, 2007, the California Supreme Court ruled that the additional hour of pay should be designated as “wages” and therefore subject to the three (3) year statue of limitations. Based on the current status of these matters and based on management’s best estimate of future potential loss, the Company reserved $5.0 million for these matters during the second quarter of 2007.

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Domino’s Pizza: Q207 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the second quarter and first two quarters of 2007 included several items that affect the comparability to the reported financial results in the comparable periods in the prior year, including:

(i)	the impact of the Company’s recapitalization, which was completed in April 2007,

(ii)	the 2007 impact of the aforementioned reserve recorded in connection with legal matters in California, and

(iii)	the 2006 tax impact of the sale of Company-owned France and Netherlands operations.

The table below presents the items that affect comparability between the 2007 and 2006 financial results. Management believes that disclosing the following information is critical to the understanding of our financial results for the second quarter and first two quarters of 2007 as compared to similar periods in 2006 (See the Comments on Regulation G section).

	Second Quarter			First Two Quarters
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2007 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(2,418)	$(1,499)	$(0.02)	$(2,873)	$(1,781)	$(0.03)
Additional interest income on recapitalization funds (2)	2,632	2,632	0.04	2,632	2,632	0.04
Additional interest expense (3)	(21,913)	(13,586)	(0.21)	(33,878)	(21,005)	(0.32)
Premium on bond extinguishment (4)	N/A	N/A	N/A	(13,294)	(8,242)	(0.13)

Subtotal	(21,699)	(12,453)	(0.19)	(47,413)	(28,396)	(0.44)

Legal expenses (5)	(5,000)	(3,100)	(0.05)	(5,000)	(3,100)	(0.05)

2007 items affecting comparability	$(26,699)	$(15,553)	$(0.24)	$(52,413)	$(31,496)	$(0.49)

2006 item affecting comparability:
Tax benefit related to sale of France and the Netherlands (6)	N/A	$2,889	$0.05	N/A	$2,889	$0.04

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders and legal and professional fees incurred in connection with the recapitalization, including the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(2)	Includes tax-exempt interest income that was earned on funds received in connection with the recapitalization prior to disbursement of the funds.
(3)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(4)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.
(5)	Represents expenses incurred in connection with certain legal matters in California.
(6)	Represents the tax benefit recognized in the second quarter of 2006 relating to the third quarter 2006 sale of the France and Netherlands operations.

Liquidity

As of June 17, 2007, the Company had:

•	$1.7 billion in total debt,

•	$93.3 million of cash and cash equivalents,

•	$5.0 million of borrowings under its $150.0 million revolving credit facility and

•	letters of credit issued under its revolving credit facility of $30.7 million.

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Domino’s Pizza: Q207 Earnings Release, Page Four

The Company’s cash borrowing rate for the second quarter of 2007 was 6.1%. The Company incurred $8.7 million in capital expenditures during the first two quarters of 2007 versus $9.4 million in the first two quarters of the prior year.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included a non-GAAP financial measure within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS less the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

About Domino’s

Founded in 1960, Domino's Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,449 franchised and Company-owned stores in the United States and more than 55 countries. The Domino's Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.1 billion in 2006, comprised of $3.2 billion domestically and nearly $1.9 billion internationally. During the second quarter of 2007, the Domino’s Pizza® brand had global retail sales of more than $1.2 billion, comprised of approximately $754.7 million domestically and approximately $492.5 million internationally. Domino's Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

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Domino’s Pizza: Q207 Earnings Release, Page Five

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: Q207 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	June 17, 2007	% of Total Revenues	June 18, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$92,821		$90,225
Domestic franchise	37,130		35,762
Domestic distribution	182,517		170,048
International	27,821		31,706

Total revenues	340,289	100.0%	327,741	100.0%

Cost of sales:
Domestic Company-owned stores	72,304		71,230
Domestic distribution	164,170		151,605
International	11,948		16,141

Total cost of sales	248,422	73.0%	238,976	72.9%

Operating margin	91,867	27.0%	88,765	27.1%

General and administrative	48,568	14.3%	42,366	12.9%

Income from operations	43,299	12.7%	46,399	14.2%
Interest expense, net	41,056	12.0%	12,776	3.9%

Income before provision (benefit) for income taxes	2,243	0.7%	33,623	10.3%
Provision (benefit) for income taxes	(74)	0.0%	9,117	2.8%

Net income	$2,317	0.7%	$24,506	7.5%

Earnings per share:
Common stock – diluted	$0.04		$0.39

Domino’s Pizza: Q207 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Two Fiscal Quarters Ended
	June 17, 2007	% of Total Revenues	June 18, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$188,361		$186,703
Domestic franchise	74,647		73,892
Domestic distribution	362,402		352,436
International	54,200		62,364

Total revenues	679,610	100.0%	675,395	100.0%

Cost of sales:
Domestic Company-owned stores	147,947		146,436
Domestic distribution	325,587		314,248
International	23,139		31,652

Total cost of sales	496,673	73.1%	492,336	72.9%

Operating margin	182,937	26.9%	183,059	27.1%

General and administrative	88,906	13.1%	82,769	12.3%

Income from operations	94,031	13.8%	100,290	14.8%

Interest expense, net	64,950	9.5%	24,485	3.6%
Other	13,294	2.0%	—	—

Income before provision for income taxes	15,787	2.3%	75,805	11.2%
Provision for income taxes	5,073	0.7%	25,147	3.7%

Net income	$10,714	1.6%	$50,658	7.5%

Earnings per share:
Common stock – diluted	$0.17		$0.77

Domino’s Pizza: Q207 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 17, 2007	December 31, 2006
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$93,300	$38,222
Accounts receivable	69,329	65,697
Inventories	21,595	22,803
Advertising fund assets, restricted	17,099	18,880
Other assets	32,297	20,703

Total current assets	233,620	166,305

Property, plant and equipment, net	111,799	117,144

Other assets	128,643	96,754

Total assets	$474,062	$380,203

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$299	$1,477
Accounts payable	54,570	55,036
Advertising fund liabilities	17,099	18,880
Other accrued liabilities	75,135	79,808

Total current liabilities	147,103	155,201

Long-term liabilities:
Long-term debt, less current portion	1,709,983	740,120
Other accrued liabilities	51,050	49,775

Total long-term liabilities	1,761,033	789,895

Total stockholders’ deficit	(1,434,074)	(564,893)

Total liabilities and stockholders’ deficit	$474,062	$380,203

Domino’s Pizza: Q207 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Two Fiscal Quarters Ended
	June 17, 2007	June 18, 2006
(In thousands)
Cash flows from operating activities:
Net income	$10,714	$50,658
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	14,583	14,974
Amortization and write-off of deferred financing costs and debt discount	33,099	1,580
Benefit for deferred income taxes	(1,422)	(2,268)
Non-cash compensation expense	4,587	2,090
Other	1,208	6
Changes in operating assets and liabilities	(38,550)	(13,116)

Net cash provided by operating activities	24,219	53,924

Cash flows from investing activities:
Capital expenditures	(8,728)	(9,447)
Other	773	1,162

Net cash used in investing activities	(7,955)	(8,285)

Cash flows from financing activities:
Repurchase of common stock	(67)	(145,000)
Common stock dividends and equivalents	(896,971)	(7,419)
Proceeds from issuance of long-term debt	2,509,938	100,000
Cash paid for financing costs	(57,959)	(250)
Repayments of long-term debt and capital lease obligation	(1,541,993)	(45,128)
Tax benefit from stock options	20,774	3,666
Other	5,051	5,201

Net cash provided by (used in) financing activities	38,773	(88,930)

Effect of exchange rate changes on cash and cash equivalents	41	84

Increase (decrease) in cash and cash equivalents	55,078	(43,207)

Cash and cash equivalents, at beginning of period	38,222	66,919

Cash and cash equivalents, at end of period	$93,300	$23,712

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